YTB Announces Resignation of Chief Financial Officer

WOOD RIVER, Ill., February 4, 2010 – YTB International, Inc. (OTC BB: YTBLA) (“YTB” or the “Company”), a provider of E-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, Bermuda, the Bahamas, the U.S. Virgin Islands, and Canada, today announced the resignation of John D. Clagg as Chief Financial Officer of the Company effective February 2, 2010.

Robert M. Van Patten, Chief Executive Officer, commented, “John was a well-respected and vital member of our executive team and the value he contributed to the organization is immeasurable.  His leadership will undoubtedly be missed.  The Company wishes him the very best in his future business endeavors.”

YTB’s Board of Directors appointed Mr. Van Patten to serve as Interim Chief Financial Officer in addition to his role as Chief Executive Officer until such time that a permanent Chief Financial Officer is found.

About YTB International

YTB International, Inc. was recognized as the 25th largest seller of travel in the U.S. in Travel Weekly’s 2009 Power List, based on 2008 annual retail value of travel services booked.

YTB provides E-commerce business solutions for individual consumers and home-based independent representatives in the United States, Puerto Rico, the Bahamas, Canada, Bermuda, and the U.S. Virgin Islands. The Company operates through three subsidiaries: ZamZuu, Inc. (formerly YTB Marketing, Inc.), YTB Travel Network, Inc., and YTB Franchise Services, Inc.

For more information about YTB International visit http://www.ytb.com or http://www.thefactsaboutytb.com.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's reports filed from time to time with the Securities and Exchange Commission including the Company's Annual Report on Form 10-K for the year ended December 31, 2008. The Company undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

For: YTB International, Inc.

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SOURCE YTB International, Inc.